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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.     1      )*
                                              ----------


                                    ILOG S.A.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          AMERICAN DEPOSITORY RECEIPTS
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0004523601
                      ------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 17 Pages


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--------------------------                            --------------------------
 CUSIP NO.  0004523601                 13G             Page   2  of  17  Pages
--------------------------                            --------------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Atlas Venture Fund II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Partnership
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
           SHARES             --------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER
          OWNED BY
            EACH                     1,065,491 shares
         REPORTING            --------------------------------------------------
           PERSON               7    SOLE DISPOSITIVE POWER
            WITH:
                                     0 shares
                              --------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                     1,065,491 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,065,491 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------


                               Page 2 of 17 Pages

--------------------------                            --------------------------
 CUSIP NO.  0004523601                 13G             Page   3  of  17 Pages
--------------------------                            --------------------------


--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

      Atlas Venture Associates II, L.P.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware Limited Partnership
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

           NUMBER OF                 0 shares
            SHARES            --------------------------------------------------
         BENEFICIALLY           6    SHARED VOTING POWER
           OWNED BY
             EACH                    1,065,491 shares
          REPORTING           --------------------------------------------------
            PERSON              7    SOLE DISPOSITIVE POWER
             WITH:
                                     0 shares
                              --------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                     1,065,491 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,065,491 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------


                               Page 3 of 17 Pages

--------------------------                            --------------------------
 CUSIP NO.  0004523601                13G             Page   4   of   17  Pages
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Atlas Venture Europe Fund B.V.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      The Netherlands
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
           SHARES             --------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER
          OWNED BY
            EACH                     1,065,491 shares
         REPORTING            --------------------------------------------------
           PERSON               7    SOLE DISPOSITIVE POWER
            WITH:
                                     0 shares
                              --------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                     1,065,491 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,065,491 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 4 of 17 Pages

--------------------------                            --------------------------
 CUSIP NO.  0004523601                13G             Page   5   of   17 Pages
--------------------------                            --------------------------



--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Atlas InvesteringsGroep N.V.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3     SEC USE ONLY

--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      The Netherlands
--------------------------------------------------------------------------------
                                5    SOLE VOTING POWER

          NUMBER OF                  0 shares
           SHARES             --------------------------------------------------
        BENEFICIALLY            6    SHARED VOTING POWER
          OWNED BY
            EACH                     1,065,491 shares
         REPORTING            --------------------------------------------------
           PERSON               7    SOLE DISPOSITIVE POWER
            WITH:
                                     0 shares
                              --------------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                     1,065,491 shares
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,065,491 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [ ]

--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      7.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------


                               Page 5 of 17 Pages

                                  SCHEDULE 13G

Item 1(a).  NAME OF ISSUER:  ILOG S.A.

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
            9, rue de Verdun, 94253 Gentilly, France.

Item 2(a). NAMES OF PERSONS FILING: Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V.

            Atlas Venture Associates II, L.P. is the sole general partner of Atlas Venture Fund II, L.P. Atlas InvesteringsGroep N.V. is the sole shareholder of Atlas Venture Europe Fund B.V.

Item 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE: The address of the principal business office of Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. is Atlas Venture, 222 Berkeley Street, Boston, Massachusetts 02116. The address of the principal business office of Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. is Atlas InvesteringsGroep N.V., Naarderpoort 1, 1411 MA Naarden, The Netherlands.

Item 2(c). CITIZENSHIP: Atlas Venture Fund II, L.P. and Atlas Venture Associates II, L.P. are each a limited partnership organized under the laws of the State of Delaware. Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. are each a corporation organized under the laws of The Netherlands.

Item 2(d).  TITLE OF CLASS OF SECURITIES:  American Depositary Receipts

Item 2(e).  CUSIP NUMBER:  0004523601

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13D-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

            Not Applicable.

Item 4.     OWNERSHIP.

            (a)   Amount Beneficially Owned:

            Each of Atlas Venture Fund II, L.P., Atlas Venture Associates II, L.P., Atlas Venture Europe Fund B.V. and Atlas InvesteringsGroep N.V. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 1,065,491 shares of Common Stock as of December 31, 1998 (the "Beneficial Shares").

            As of December 31, 1998, Atlas Venture Fund II, L.P. is the record owner of 344,380 shares of Common Stock and Atlas Venture Europe Fund B.V. is the record owner of 488,944 shares of Common Stock. In addition, an affiliate of


                               Page 6 of 17 Pages
                  the Entities shares dispositive and voting control with certain third parties as to 232,167 shares held by Parquest Venture Partnership. By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Beneficial Shares. Hence, each Entity may be deemed to own beneficially 1,065,491 shares of Common Stock.

            (b)   Percent of Class:

                  Atlas Venture Fund II, L.P.                           7.8%
                  Atlas Venture Associates II, L.P.                     7.8%
                  Atlas Venture Europe Fund B.V.                        7.8%
                  Atlas InvesteringsGroep N.V.                          7.8%

            The foregoing percentages are calculated based on the 13,740,677 shares of Common Stock reported to be outstanding in an Annual Report on Form 20-F for ILOG S.A. for the year ended June 30, 1998.

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote:

                        0 shares for each reporting person

                  (ii)  shared power to vote or to direct the vote:

                        Atlas Venture Fund II, L.P.          1,065,491 shares
                        Atlas Venture Associates II, L.P.    1,065,491 shares
                        Atlas Venture Europe Fund B.V.       1,065,491 shares
                        Atlas InvesteringsGroep N.V.         1,065,491 shares

                  (iii) sole power to dispose or to direct the disposition of:

                        0 shares for each reporting person

                  (iv)  shared power to dispose or to direct the disposition of:

                        Atlas Venture Fund II, L.P.          1,065,491 shares
                        Atlas Venture Associates II, L.P.    1,065,491 shares
                        Atlas Venture Europe Fund B.V.       1,065,491 shares
                        Atlas InvesteringsGroep N.V.         1,065,491 shares

            Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of ILOG S.A., except in the case of (i) Atlas Venture Fund II, L.P. for the 344,380 shares which it holds of record and (ii) Atlas Venture Europe Fund B.V. for the 488,944 shares which it holds of record.

Item  5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable.


                               Page 7 of 17 Pages

Item  6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable.

Item  8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item  9.    NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable.

Item 10.    CERTIFICATIONS.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).


                               Page 8 of 17 Pages

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on EXHIBIT 1 hereto.

Dated:  February 10, 1999


ATLAS VENTURE FUND II, L.P.                 ATLAS INVESTERINGSGROEP N.V.


By: Atlas Venture Associates II, L.P.

                                            By:        *
                                                --------------------------------
                                                Michiel de Haan,
                                                Managing Director

By:                *
   ------------------------------------
    Christopher J. Spray,
    General Partner                         ATLAS VENTURE EUROPE FUND B.V.


ATLAS VENTURE ASSOCIATES II, L.P.           By: Atlas InvesteringsGroep N.V.


By:                *                        By:           *
    -----------------------------------         --------------------------------
    Christopher J. Spray,                       Michiel de Haan,
    General Partner                             Managing Director




* The undersigned attorney-in-fact, by signing her name below, does hereby sign this statement on behalf of the above indicated filers pursuant to Powers of Attorney filed hereto as EXHIBIT 2.

     /s/ Jeanne Larkin Henry
     ----------------------------------
     Jeanne Larkin Henry
     Attorney-in-fact


                               Page 9 of 17 Pages